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                                                                    Exhibit 99.1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is made this 17th day of May, 2000, by and among Ocean Energy, Inc., a Texas corporation ("Company"), James C. Flores ("Flores") and the Flores Family Limited Partnership ("FFLP" and together with Flores, the "Sellers").

         WHEREAS, the Company desires to purchase and the Sellers desire to sell shares of the Company's common stock, par value $.10 per share (the "Common Stock");

         WHEREAS, the Company and the Sellers wish to set forth the terms upon which the Sellers will sell such Common Stock to the Company;

        NOW THEREFORE, the parties hereto agree as follows:

1.       Purchase and Sale of Common Stock.

        The Company hereby agrees to purchase, and Flores and FFLP hereby agree to sell 100,000 and 500,000 shares of Common Stock, respectively, at a purchase price of $15.4375 per share.

2.       Representations and Warranties of the Company.

         The Company hereby represents and warrants to the Sellers that:

                  (a) Authorization. The Company has all requisite authority to enter into this Agreement and to perform all the obligations required to be performed by the Company hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of the Company, and this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms.

3.       Representations and Warranties of the Sellers.

         The Sellers hereby jointly and severally represent to the Company that:

                  (a) Authorization. Each of Flores and FFLP has all requisite authority to enter into this Agreement and to perform all the obligations required to be performed by Flores or FFLP hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary partnership action of FFLP, and this Agreement constitutes a valid and binding obligation of Flores and FFLP, enforceable in accordance with its terms.

                  (b) Ownership of Shares. Flores and FFLP will have good and valid title to the
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         shares of Common Stock to be sold by Flores or FFLP to the Company hereunder, free and clear of all liens, encumbrances, equities or claims; and upon deliver of such shares of Common Stock and payment therefor by the Company pursuant hereto, good and valid title to such shares, free and clear of all liens, encumbrances, equities or claims, will pass to the Company.

                  (c) No Conflicts. The execution, delivery and performance of this Agreement by Flores and FFLP or the performance of their respective obligations hereunder will not violate the terms of any contract, agreement, law, regulation, order, injunction, judgment, decree or writ to which Flores or FFLP is subject and does not require the consent or approval of any other person or entity.

4.       Payment and Delivery of Shares.

                  (a) The Company shall on the date hereof pay to the Flores or FFLP, as applicable, by certified check or wire transfer, $15.4375 for each share of Common Stock to be purchased by the Company hereunder in exchange for the delivery to the Company of a stock certificate or certificates representing the total number of shares being so purchased, duly endorsed in blank by Flores or FFLP, as applicable, or having attached thereto a stock power duly executed by Flores or FFLP in proper form for transfer.

5.       Miscellaneous.

                  (a) This Agreement may not be amended, terminated or otherwise modified unless evidenced in writing and signed by the Company and the Sellers. This Agreement constitutes the entire understanding between the Company and the Sellers concerning all matters relating to this Agreement and is binding upon and shall inure to the benefit of all of the parties hereto and their respective heirs, legal representatives, successors and assigns.

                  (b) All notices under this Agreement shall be given in writing, by registered or certified mail, postage prepaid, addressed to the parties at their respective addresses set forth opposite their names below or at such other address as may be designated in writing by the parties to one another. Any notice addressed or mailed as specified herein shall be deemed to have been given three days after such notice has been deposited in the United States mails.

                  (c) This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

                  (d) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (e) This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Address:     1001 Fannin, Suite 1600    OCEAN ENERGY, INC.
             Houston, TX  77002
                                        By: /s/  James T. Hackett
                                           -------------------------------------
                                        Name:  James T. Hackett
                                        Title: Chairman, President and
                                               Chief Executive Officer

Address:     P.O. Box 1083              JAMES C. FLORES
             Houston, TX  77251
                                        /s/ James C. Flores
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Address:     P.O. Box 1083              FLORES FAMILY LIMITED PARTNERSHIP
             Houston, TX  77251
                                        By: James C. Flores, its general partner

                                        /s/ James C. Flores
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